Exhibit 99.1

Press Release

For further information:

Jeffrey R. Luber
President
EXACT Sciences Corporation
P: (508) 683-1211
E: jluber@exactsciences.com

EXACT SCIENCES ANNOUNCES THIRD QUARTER 2007
RESULTS

MARLBOROUGH, Mass — October 22, 2007 — EXACT Sciences Corporation (NASDAQ: EXAS) announced today its financial results for the third quarter ended September 30, 2007.

Net loss for the quarter ended September 30, 2007 increased to $3.6 million, or $0.13 per share, from $3.1 million, or $0.12 per share, for the same quarter last year, primarily as a result of a decrease in non-cash license fee amortization.  In June 2007, the Company amended its license agreement with Laboratory Corporation of America® Holdings (LabCorp®) to, among other things, extend the exclusive period of the license from August 2008 to December 31, 2010.  As a result of this extension, the remaining unamortized up-front license fees that LabCorp previously paid to EXACT are now being recognized over a longer period of time, resulting in lower non-cash license fee amortization as compared to prior periods.  The increase in net loss was also driven by restructuring charges of $0.6 million recorded during the third quarter of 2007 related to the elimination of the Company’s sales and marketing functions.  The increase in net loss was partially offset by decreases in sales and marketing expenses related to the elimination of those functions in the third quarter, as well as decreases in applied research expenses resulting from the cost reduction actions initiated by the Company during the fourth quarter of 2006.

Restructuring charges recorded during the quarter ended September 30, 2007 primarily relate to one-time termination benefits arising under retention and severance agreements.  The Company is continuing to explore opportunities for further cost reductions, including its facility costs, and may record additional restructuring charges related to such reductions.  As a result of the recent restructuring and the cost reduction plan initiated in the fourth quarter of 2006, research and development and sales and marketing expenses decreased to $1.0 million and $0.4 million, respectively, for the quarter ended September 30, 2007, down from $1.7 million and $1.1 million, respectively, for the same quarter of 2006.

Total revenues are comprised of three elements: non-cash license fee revenue related to the amortization of up-front license fee payments from LabCorp; product royalty fee revenue on LabCorp’s sales of its colon cancer testing service, which is based on certain of EXACT’s intellectual property; and product revenue related to sales of Effipure™ units.  Total revenues decreased to $0.1 million for the quarter ended September 30,

2007 from $1.2 million for the quarter ended September 30, 2006, primarily as a result of a decrease of $0.8 million in non-cash license fee amortization revenue resulting from the June 2007 extension of the LabCorp exclusive period.

Product royalty fee revenue for the quarter ended September 30, 2007 decreased to $(0.2) million from $40,000 for the same quarter last year.  Under the terms of the June 2007 amendment to the Company’s license agreement with LabCorp, the Company is potentially obligated to reimburse LabCorp for certain third-party royalties.  This obligation has an annualized cap of $1.0 million, $0.3 million of which has been recorded as a reduction in the product royalty fee line item in the Company’s consolidated statements of operations during the quarter ended September 30, 2007.  The Company’s obligation to pay LabCorp under this provision of the amended license agreement is based on LabCorp’s sales volumes of PreGen-Plus through the end of the exclusive license period, December 2010.  A significant increase in PreGen-Plus test sales volumes during this period could reduce the Company’s obligation to zero, while test volumes consistent with historical PreGen-Plus sales levels could result in aggregate payments to LabCorp of up to $3.5 million over the remaining exclusive license period.  Unless and until sales of PreGen-Plus increase to a level that would reduce this obligation, the Company intends to record the maximum potential amount of the obligation ratably on a quarterly basis as a reduction in the product royalty fee line item in the Company’s consolidated statements of operations.

“We are focused on the important key catalysts ahead and on the important regulatory initiatives before us,” said Jeffrey R. Luber, President of EXACT Sciences Corporation.  “We continue to look forward to a decision from the American Cancer Society and U.S. Multi-Society Task Force for Colorectal Cancer regarding the inclusion of DNA-based screening in the United States—where there is a significant opportunity to improve historically low screening rates. On the regulatory front, we are looking forward to presenting our detailed product filing strategy to the FDA during our meeting with them this month.  This meeting provides EXACT with an opportunity to continue a dialogue with the FDA that can ultimately bring even greater strength to our business model and allow us to pursue even broader market opportunities ahead.  We were also gratified to see this month that the international screening guidelines of the World Gastroenterological Association included DNA-based screening as a new test option for those people age 50 and older in high resource countries who do not wish to use other, more traditional tests.  We believe that this serves as further endorsement of the benefits of our non-invasive technology and the need for new tests to reduce mortality rates worldwide.”

For the quarter ended September 30, 2007, 406 PreGen-Plus tests were accessioned by LabCorp, compared to 476 and 803 for the quarters ended June 30, 2007 and September 30, 2006, respectively.  As of September 30, 2007, the Company had approximately $14.8 million in unrestricted cash, cash equivalents and marketable securities.

Third Quarter 2007 Conference Call

EXACT Sciences will host a conference call to discuss its third quarter 2007 financial and operating results, its business outlook, and other recent activities on Tuesday, October 23, 2007 at 8:30 a.m. ET.  A live web cast of the conference call can be accessed at EXACT Sciences’ web site, www.exactsciences.com, through the Investor Relations link.  The conference call and the web cast are open to all interested parties.  An archived version of the web cast will be available at www.exactsciences.com, through the Investor Relations link, for one month.  A replay of the conference call also will be available for 48 hours, beginning two hours after the completion of the live call.

Information for the call is as follows:

Domestic callers:  800-265-0241

International callers: 617-847-8704

Participant Passcode:  18011592

The conference call replay information is as follows:

Domestic callers:  888-286-8010

International callers:  617-801-6888

Participant Passcode:  84902920

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer.  Certain of its technologies have been licensed to Laboratory Corporation of America Holdings® (LabCorp®) for a stool-based DNA assay developed by LabCorp for colorectal cancer screening in the average-risk population and marketed by LabCorp under the name PreGen-Plus™.  Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will help enable earlier detection of colorectal cancer so that more people can be effectively treated.  EXACT Sciences is based in Marlborough, Mass.  PreGen-Plus, the non-invasive colorectal cancer screening testing service offered by LabCorp, has not been approved or cleared by the U.S. Food & Drug Administration.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, its financial performance, business prospects and management’s plans, objectives and strategies.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; the inclusion of PreGen-Plus in cancer screening guidelines; sufficient investment in the sales and marketing of PreGen-Plus; the success of its strategic relationship with LabCorp; EXACT Sciences’ and LabCorp’s ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ current and future technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower the cost of the PreGen-Plus test through automating and simplifying key operational processes; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; the ability to realize expected cost savings; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K filed with the SEC.

 (tables follow)

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except per share data	2007	2006	2007	2006
Revenue:
Product royalty fees	$(239)	$40	$(194)	$162
License fees	338	1,091	2,520	3,273
Product	14	24	72	135
	113	1,155	2,398	3,570
Gross profit (loss):
Product royalty fees	(240)	37	(198)	151
License fees	338	1,091	2,520	3,273
Product	(31)	(75)	27	(637)
	67	1,053	2,349	2,787

Operating Expenses:
Research and development (1)	1,009	1,705	3,618	5,583
Sales and marketing (1)	385	1,051	1,390	3,809
General and administrative (1)	1,863	1,700	4,742	4,838
Restructuring	614	—	645	—
	3,871	4,456	10,395	14,230

Loss from operations	(3,804)	(3,403)	(8,046)	(11,443)

Interest income	210	320	707	951

Net loss	$(3,594)	$(3,083)	$(7,339)	$(10,492)

Net loss per share - basic and diluted	$(0.13)	$(0.12)	$(0.27)	$(0.40)

Weighted average common shares outstanding - basic and diluted	27,017	26,562	26,897	26,448

(1) Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$49	$82	$482	$452
Sales and marketing	86	258	331	962
General and administrative	639	329	1,091	1,031

EXACT SCIENCES CORPORATION

Condensed Consolidated Unaudited Balance Sheet Data

(In thousands)

	September 30, 2007	December 31, 2006
Assets
Unrestricted cash and cash equivalents	$7,164	$4,831
Short-term investments	7,611	16,244
Prepaid expenses	281	386
Property and equipment, net	670	844
Patent costs, net of accumulated amortization	450	763
Restricted cash	700	800
Total assets	$16,876	$23,868

Liabilities and stockholders’ equity
Total current liabilities	$3,842	$6,365
Third party royalty obligation	250	—
Deferred licensing fees, less current portion	3,038	2,545
Total stockholders’ equity	9,746	14,958
Total liabilities and stockholders’ equity	$16,876	$23,868

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Company’s subsequent Forms 10-Q.

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